UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2025

SERITAGE GROWTH PROPERTIES
(Exact name of Registrant as Specified in Its Charter)

Maryland	001-37420	38-3976287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Fifth Avenue, Suite 1530
New York, New York		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 355-7800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares of beneficial interest, par value $0.01 per share	SRG	New York Stock Exchange
7.00% Series A cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share	SRG-PA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer and Appointment of Interim Chief Executive Officer

On March 28, 2025, Seritage Growth Properties (the “Company”) announced that the Company’s Board of Trustees (the “Board”) and Andrea L. Olshan have agreed that Ms. Olshan will step down as the Company’s Chief Executive Officer and President (“CEO”) and as a member of the Board effective as of April 11, 2025 (the “Separation Date”). Ms. Olshan’s separation is not due to any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

On March 27, 2025, the Company and Ms. Olshan entered into a separation and release agreement setting out the terms of her separation from the Company, including severance payments and benefits substantially consistent with the applicable terms of the employment agreement between the Company and Ms. Olshan dated February 7, 2021, as amended (the “Employment Agreement”), in the event of a termination without cause or resignation for good reason prior to the occurrence of a change in control of Company. The entitlement to the severance benefits and payments is subject to Ms. Olshan’s execution and non-revocation of a general release of claims and continued compliance with the separation agreement, including compliance with the existing restrictive covenants under the terms of the Employment Agreement.

The foregoing description of the separation and release agreement with Ms. Olshan does not purport to be complete and is qualified in its entirety by reference to the full text of the separation agreement, a copy of which is expected to be filed as an exhibit to the Company’s Periodic Report on Form 10-Q for the period ended March 31, 2025.

The Board has appointed Board Chairman Adam Metz as Interim Chief Executive Officer and President (“Interim CEO”) as of the Separation Date. In his role as Interim CEO, Mr. Metz will serve as the principal executive officer of the Company until his successor is duly appointed and qualified, or until his earlier termination or removal, and will receive a monthly salary of $80,000. Mr. Metz will also continue to serve as Board Chairman, and the Board has appointed Mitchell Sabshon to serve as Lead Independent Director as of the Separation Date.

Mr. Metz, age 63, is currently the Chairman of the Board, and has been on the Board since 2022. Since 2019, he has served as a non-executive director of Hammerson plc, (LSE: HMSO) a United Kingdom-based real estate investment trust, and six Business Development Companies advised by MS Capital Partners Adviser Inc., a wholly owned subsidiary of Morgan Stanley, including Morgan Stanley Direct Lending Fund, (NYSE: MSDL) which is publicly traded on the NYSE. Mr. Metz served as a Managing Director and head of International Real Estate at Carlyle Group from September 2013 to April 2018. Prior to Carlyle Group, Mr. Metz was Senior Advisor to TPG Capital's Real Estate Group. Previously, Mr. Metz served as Chief Executive Officer of General Growth Properties (“GGP”), where he led GGP through its restructuring and emergence from bankruptcy. Before joining GGP, Mr. Metz was co-founding partner of Polaris Capital LLC, which partnered with the Blackstone Group on the ownership of a portfolio of retail real estate assets throughout the United States. Mr. Metz has also held positions at Rodamco, Urban Shopping Centers, JMB Realty and The First National Bank of Chicago. Mr. Metz has a Masters of Management degree from Northwestern University and a Bachelor of Arts degree in History from Cornell University.

There is no arrangement or understanding between Mr. Metz and any other person pursuant to which he was selected as an officer of the Company, there are no family relationships between Mr. Metz and any director or other executive officer of the Company, and there are no related persons transactions (within the meaning of Item 404(a) of Regulation S-K) involving Mr. Metz and the Company and its subsidiaries.

On March 28, 2025, the Company issued a press release announcing the transition of the CEO, a copy of which is attached as Exhibit 99.1 hereto.

9.01  Financial Statements and Exhibits.

(d)	Exhibits
	99.1	Press Release, dated March 28, 2025.
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERITAGE GROWTH PROPERTIES

By:	/s/ Matthew Fernand
Matthew Fernand
Chief Legal Officer and Corporate Secretary

Date: March 28, 2025